Employment Agreement

This **EMPLOYMENT AGREEMENT**, dated as of ____________ ____, 2007 (this "***Agreement***"), is by and between Gerald W. Baughman (the "***Employee***") and Gryphon Gold Corporation, a Nevada corporation (the "***Company***").

WHEREAS, the Company has offered to employ the Employee, and the Employee has accepted such employment, upon the terms and conditions described in this Agreement.

WHEREAS, the Company and the Employee have entered into this Agreement pursuant to a Membership Interest Purchase Agreement by and between the Company and Employee, as a Seller, dated July 4, 2007 (the "**Membership Interest Purchase Agreement**").

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the Company and the Employee agree as follows:

1. EMPLOYMENT

1.01 The Company agrees to employ the Employee pursuant to the terms and conditions described in this Agreement, and the Employee hereby accepts and agrees to such employment.

1.02 The Employee shall commence employment with the Company in the position of Vice President of Corporate Development. Attached as **Schedule A** is a job description that summarizes the principal duties and responsibilities currently associated with this position.

1.03 The Employee represents and warrants to the Company as follows:

a. that the Employee has the required skills and experience to perform the duties and exercise the responsibilities that shall be required of the Employee under this Agreement; and

b. that the Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Employee's performance of the covenants, services and duties set forth in this Agreement.

1.04 During the term of this Agreement the Employee shall:

a. devote 90% the Employee's time and attention, and provide the Employee's best efforts, skills and talents, to the business of the Company during the Employee's working hours;

b. diligently and to the best of the Employee's abilities perform the duties and exercise the responsibilities that shall be required of the Employee under this Agreement;

c. not render or perform services, except in relation to any energy related minerals, including Geothermal and Uranium-238 prospects and oil and gas("Energy Prospects"), for any other corporation, firm, entity or person other that are inconsistent with the provisions of this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage;

d. deal at all times in good faith with the Company and its employees, clients and suppliers; and

e. act at all times in the best interests of the Company and in accordance with the Employee's obligations under this Agreement.

1.05 Except in relation to Energy Prospects and a Christmas tree cultivation and sale business, during the term of this Agreement, the Employee shall not, without first having obtained the written permission of the Company, be interested directly or indirectly, as principal, partner, officer, advisor, employee or otherwise, in any business, enterprise or undertaking other than the Employee's employment under this Agreement. The permission of the Company under this provision shall not be withheld unreasonably.

1.06 The parties hereto acknowledge that it is their intent that by virtue of the duties and responsibilities of the Employee under this Agreement, the Employee will not be in charge of a principal business unit, division or function of the Company, nor will Employee be performing any policy-making function for the Company and accordingly the parties agree that the Employee is not, as a result of his employment or appointment as an officer, subject to the provisions of Section 16 of the Securities Exchange Act of 1934.

2. TERM

2.01 The Employee's employment with the Company shall commence as of the date of this Agreement and shall continue for a period of one year; *provided*, that this Agreement may be renewed for additional periods to be negotiated by the Company and the Employee.

3. COMPANY POLICIES

3.01 The Employee agrees to comply with the policies applying to the Company's management staff that may reasonably be issued by the Company from time to time. It is agreed that the introduction, amendment and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends or deletes such policies as conditions warrant, such introduction, deletion or amendment shall not constitute a breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement shall prevail to the extent of the inconsistency. The Employee hereby acknowledges that the Employee has received a copy of, has reviewed and understands the policies referred to in this **Section 3.01** in effect as of the date of this Agreement.

4. SALARY

4.01 For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a salary of $US 120,000 per annum (the "***Salary***"), or such higher rate as may be approved by the Company's Board of Directors or Compensation Committee, such Salary to be payable monthly in arrears in approximately equal instalments, less deductions and withholdings, in accordance with applicable law and the Company's regular payroll procedures, policies and practices as may be modified from time to time.

4.02 The Employee shall be eligible, at the Company's sole discretion, for annual salary increases consistent with the procedures, policies and practices of the Company as may be modified from time to time.

5. BENEFITS

5.01 The Employee shall participate in the group benefit plan the Company makes available from time to time to its management staff, subject to the waiting periods, eligibility requirements and other conditions set out in such plan.

5.02 The Company's obligation under the group benefit plan shall be limited to payment of the employer's share of the premiums. All decisions regarding eligibility and coverage shall be made by the group benefit carrier(s); the Company shall not bear any responsibility or liability therefor. The Company reserves the right to amend, alter or vary the terms of the group benefit plan, and/or change group benefit carrier(s), from time to time in its sole discretion.

5.03 The Employee will be eligible for bonuses paid to senior management. In general senior executives of the Company are eligible for bonuses after the March 31st fiscal reporting period and are subject to performance goals set in the first Quarter of

each new fiscal year. Bonuses may be in the form of stock options, stock grants, cash or any combination of the foregoing.

6. VACATION

6.01 The Employee shall be entitled to twenty-five (25) days of paid vacation per annum.

7. EXPENSES

7.01 The Company shall reimburse the Employee for all authorized travelling and other out-of-pocket expenses actually and properly incurred by the Employee in the course of carrying out the Employee's duties and responsibilities under this Agreement.

7.02 The Employee shall provide the Company with an itemized monthly expense report, together with original receipts, showing all expenses incurred on behalf of the Company, and such other expense information as the Company may reasonably request from time to time.

8. CONFIDENTIAL INFORMATION

8.01 In this Agreement, ***"Confidential Information"*** means any and all information Gerald Baughman obtained in connection with the ownership and in conducting Business on behalf of Nevada Eagle or future services that may be provided to the Company, any and all technical knowledge he acquired or may acquire with respect to the Company's Business operations and base metal and precious metal mineral properties, including, by way of illustration, existing and contemplated base metal and precious metal mineral claims, trade secrets, asset locations, properties, compilations, Business and financial methods or practices, plans, and confidential information relating to the Company's business strategy (all of such information herein referenced to as the "Confidential Information"). Confidential Information does not include information which is or becomes generally known by the public through no act or omission by the Employee; *provided, however*, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information. As used in this Section 8.01, "Business" is defined as business and assets focused on base metal and precious metal mineral assets, located in the state of Nevada.

8.02 The Employee covenants and agrees that the Employee shall not, except as required by law, either during the term of the Employee's employment under this Agreement or at any time thereafter, directly or indirectly, by any means whatsoever, divulge, furnish, provide access to, or use for any purpose other than the purposes of the Company, any of the Company's Confidential Information.

8.03 The Employee acknowledges and agrees that the right to maintain the absolute secrecy of the Company's Confidential Information is a proprietary right the Company is entitled to protect. The Employee further acknowledges that the Employee shall have access to and be entrusted with Confidential Information in the course of the Employee's employment with the Company, and that the Company's business would be irreparably harmed if such Confidential Information were disclosed to, or used by, any person outside the Company entitling the Company to seek damages and/or the relief set forth in **Article 10**.

8.04 The Employee shall provide the Company with copies of any previous employment agreements or contracts with any of the Employee's prior employers. If the Employee possesses any Confidential Information of another person or entity as a result of prior employment or relationship, the Employee shall honor any legal obligation that the Employee has with that person or entity with respect to such Confidential Information.

9. NON-SOLICITATION AND NON-COMPETITION

9.01 In connection with this Agreement and the Membership Interest Purchase Agreement, the Employee has entered into a Non-Competition Agreement, effective as of the date of this Agreement (the "**Non-Competition Agreement**").

10. INJUNCTIVE RELIEF

10.01 The Employee acknowledges and agrees that a breach by the Employee of any of the covenants contained in **Article 8** and **Article 9** may result in irreparable harm to the Company that could not adequately be compensated by way of a damage award. The Employee agrees that in the event of any such breach, in addition to damages and all other remedies available to the Company at law or in equity, the Company may be entitled as a matter of right to obtain from a court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with such Articles.

11. TERMINATION OF EMPLOYMENT

11.01 The Company may terminate the Employee's employment at any time, without notice or any payment in lieu thereof, for Cause. For the purposes of this Agreement, "***Cause***" shall mean:

a. the neglect, failure or refusal of the Employee to perform the Employee's duties hereunder (other than as a result of Employee's Disability (as defined below));

b. the engaging by the Employee in misconduct which is injurious to Company, monetarily or otherwise;

c. perpetration of a fraud against or affecting the Company or any customer, supplier, client, agent or employee thereof;

d. any act that could reasonably be expected to injure the reputation, business or business relationships of the Company or the Employee's reputation or business relationships;

e. any charge or conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or

f. the breach by the Employee of any covenant set forth in this Agreement (including without limitation the confidentiality, non-compete or non-solicit provisions set forth in this Agreement).

11.02 The Company may terminate the Employee's employment as a result of the Employee's inability, due to a physical or mental impairment, to perform the essential functions of Employee's position, with or without reasonable accommodation, provided the Employee has exhausted the Employee's entitlement to any applicable disability-related leave of absence if the Employee desires to take and satisfies all eligibility requirements for such leave ("***Disability***").

11.03 The Employee may terminate the Employee's employment with the Company, at any time, for Good Reason. For the purposes of this Agreement, "***Good Reason***" shall mean (a) the failure by the Company, or its successor, if any, to pay compensation or provide benefits or perquisites to the Employee as and when required by the terms of this Agreement, or (b) any change of corporate control or change of majority ownership of the Company or (c) any material breach by the Company of this Agreement.

11.04 In the event that the Employee is terminated prior to the expiration of any term of this Agreement by (a) the Company due to the cessation of the Company's business; (b) mutual agreement of the Employee and the Company, (c) the Employee for Good Reason or (d) the Company without Cause, the Company shall pay to the Employee:

a. any accrued but unpaid Salary (as determined pursuant to **Section 4.01**) for services rendered to the date of termination;

b. any plan benefits which by their terms extend beyond termination of the Employee's employment;

c. any benefits to which the Employee is entitled under Part 6 of Subtitle B of Title I of the Employment Retirement Income Security Act of 1974, as amended ("***COBRA***"); and

d. any accrued but unpaid expenses required to be reimbursed pursuant to **Section 7.01**.

11.05 In the event that (a) the Employee is terminated prior to the expiration of the term by the Company for Cause or (b) Employee voluntarily terminates employment without Good Reason prior to the end of the expiration of any term, the Company shall pay to Employee:

a. any accrued but unpaid Salary (as determined pursuant to **Section 4.01**) for services rendered to the date of termination;

b. any plan benefits which by their terms extend beyond termination of Employee's employment;

c. any benefits to which Employee is entitled under COBRA; and

d. any accrued but unpaid expenses required to be reimbursed pursuant to **Section 7.01**.

11.06 In the event that Employee is terminated prior to the expiration of any term by reason of (a) the Employee's death or (b) the Employee's Disability, the Company shall pay to the Employee, the Employee's spouse or the Employee's estate, as the case may be, the Salary that the Employee would have been entitled to receive had the Employee's employment continued until the end of the month in which the Employee's death or Disability occurs, in accordance with the Company's normal payroll practices.

11.07 Except as otherwise provided in this Agreement, the benefits to which the Employee (or, as applicable, the Employee's spouse or estate) may be entitled upon termination pursuant to the plans, policies and arrangements specified in **Article 5** shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

11.08 Except as provided in this Agreement, under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to the Employee at the time of the termination of the Employee's employment, the Employee shall have no right to receive any other compensation or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination or resignation, provided, that if the terms of the applicable plan, arrangement or benefit, or the agreement(s) pertaining thereto with the Employee provide for a longer duration as to such plan, arrangement or benefit with respect to such termination, the longer period will apply for the Employee.

11.09 Notwithstanding any termination of this Agreement and/or the Employee's employment with the Company, the Employee, in consideration of the Employee's employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement that specifically relate to periods, activities or obligations upon or subsequent to the termination of the Employee's employment, including, but not limited to, the covenants contained in **Article 8**.

11.10 Upon termination of the Employee's employment, for any reason all files, computer disks, Company Confidential Information, information and documents pertaining to the Company's business shall remain the property of the Company, and shall promptly be delivered by the Employee to the Company's office, and no copy, duplication or reproduction of any kind whatsoever shall be made of such files, computer disks, Company Confidential Information, information or documents without the express written consent of the Company.

12. EMPLOYEE PERSONAL INFORMATION

12.01 The Company may collect employee personal information about the Employee, where it is reasonable for the Company to do so for the purposes of establishing, managing and/or terminating the parties' employment relationship. The Company may use and disclose the Employee's employee personal information only for those purposes, or as permitted or required by law. The Company shall provide Employee a copy of his employment file upon written request.

13. GOVERNING LAW AND JURISDICTION AND VENUE

13.01 All Matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the state of Nevada, without giving effect to any choice of law provisions thereof.

13.02 This Agreement may be enforced in any federal court or state court sitting in Nevada, and each party consents to the jurisdiction and venue of any such court and waives any argument that venue in such forum is not convenient. If any party commences any action under any tort or contract theory arising directly or indirectly from the relationship created by this Agreement in another jurisdiction or venue, any other party to this Agreement shall have the option of transferring the case to the above-described venue or jurisdiction or, if such transfer cannot be accomplished, to have such case dismissed without prejudice.

14. SEVERABILITY

14.01 All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable or void by a court

of a competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of this Agreement shall remain in full force and effect.

15. ENTIRE AGREEMENT

15.01 This Agreement, the Membership Interest Purchase Agreement, and the Non-Competition Agreement contain the complete agreement concerning the employment of the Employee by the Company and shall, as of the date it is executed, supersede any and all other agreements between the parties. The parties agree that neither of them has made any representations, including but not limited to negligent misrepresentations, to the other except such representations as are specifically set forth in this Agreement, and that any statements or representations that may previously have been made by either of them to the other, except those in the Membership Interest Purchase Agreement and the Non-Competition Agreement have not been relied on in connection with the execution of this Agreement and are of no effect.

16. WITHHOLDING TAXES

16.01 The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to Employee's employment with the Company, are withheld or collected from the Employee.

17. AMENDMENT AND WAIVER

17.01 No waiver or modification of this Agreement or any covenant, condition or restriction herein contained shall be valid unless executed in writing by the party to be charged therewith.

18. CONSIDERATION

18.01 The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties waive any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

19. INTERPRETATION

19.01 Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement.

20. **ASSIGNMENT**

20.01 This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party and any purported or attempted assignment or transfer of this Agreement or any of the Company's or Employee's duties, responsibilities or obligations hereunder shall be void; *provided, however*, that the Company may, without the consent of the Employee, assign its rights and obligations under this Agreement to any business entity that has become the successor to the Company in the event of a sale, merger, liquidation or similar transaction. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company and its successors and assigns.

21. **CONDITIONS OF EMPLOYMENT**

21.01 The Company's obligations to the Employee under this Agreement are conditioned upon the Employee's timely compliance with requirements of United States immigration laws.

22. **SURVIVAL**

22.01 The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of the Employee's employment under this Agreement, shall continue in full force and effect, notwithstanding the Employee's termination of employment under this Agreement or the expiration of this Agreement.

23. **RELIANCE BY THIRD PARTIES**

23.01 This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefits.

24. **COUNTERPARTS**

24.01 This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered including those executed by facsimile, each as an original, shall constitute but one in the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

GRYPHON GOLD CORPORATION

By: ______________________________
Name:
Title:

THE EMPLOYEE:

____
Gerald W. Baughman

SCHEDULE A

JOB DESCRIPTION

Title: Vice President of Corporate Development

Duties: The Vice President of Corporate Development ("the Employee") will report to the Chief Executive Officer of the Company. The primary duties and responsibility of the Employee will be to manage the properties Gryphon Gold acquired through the purchase of Nevada Eagle Resources LLC (NER). These duties will include but not be limited to:

1. Properties claims management to ensure the Company continues to be in good standing for the claims.

2. Management of the revenues and expenses related to the NER properties.

3. Sourcing, negotiation and acquisition of new properties beneficial to the Company.

Location: As of the date of this Agreement, the Company does not have an office in Reno, Nevada and therefore does not expect the Employee to work out of the Company's Hawthorne office. If after the date of this Agreement, the Company opens an office in Reno, Nevada, the Employee will be expected to spend 25% of his time in performance of Employee's obligations under this Agreement in the Company's Reno, Nevada office or as may be determined to complete his duties.

Meetings: The Employee will be a part of the management team and will therefore be expected to participate in management meetings and to add his talent and expertise to other facets of the organization.